Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Third Fiscal Quarter 2010

MIAMI--(BUSINESS WIRE)--January 13, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the twelve-week third fiscal quarter ended January 3, 2010.

Total restaurant sales increased 4.8% to $70.0 million in the third fiscal quarter 2010 from $66.8 million in the third fiscal quarter 2009. For the third fiscal quarter 2010, Company-wide comparable restaurant sales were (3.4%), including (5.9%) at Benihana teppanyaki, 4.4% at RA Sushi, and (1.6%) at Haru.

During the period, Benihana teppanyaki represented approximately 66.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23.0% and 10.6% of consolidated restaurant sales, respectively. There were a total of 1,176 store-operating weeks in the third fiscal quarter 2010 compared to 1,069 store-operating weeks in the third fiscal quarter 2009.

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 98 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development is one Benihana teppanyaki restaurant. In addition, 23 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross/Tom Ryan, 203-682-8200